Exhibit 99.1

PRESS RELEASE

WASTE SERVICES ANNOUNCES
purchase of a landfill, two transfer stations and a collection company on the Gulf coast of Florida
BURLINGTON, Ontario, November 27, 2006 / PRNewswire-FirstCall/ – Waste Services, Inc. (Nasdaq: WSII) today announced that it has signed definitive agreements to acquire a construction and demolition waste landfill from Southwest Land Developers, Inc. and Pro Disposal, Inc. to expand its operations on the Gulf coast of Florida. Pro Disposal is a roll-off collection operation based in Collier County with two transfer stations, located in Naples and Ft. Myers, both permitted to accept construction and demolition waste. The construction and demolition waste landfill, located in Charlotte County, has a permitted capacity of 15.8 million cubic yards and is expected to open by the end of 2006.
The purchase price for the two businesses is $75 million, payable in cash. Both transactions are subject to certain customary closing conditions and are expected to be completed by the end of 2006.
David Sutherland-Yoest, Waste Services Chairman and Chief Executive Officer, stated, “These acquisitions geographically extend our Florida base, enhancing our disposal based strategy. The collection operations and two transfer stations of Pro Disposal will link directly with our newly acquired permitted landfill and we will be able to internalize 100% of Pro Disposal volumes into our new landfill. We expect the net impact of these transactions to add approximately $12 to $13 million of EBITDA on an annualized basis.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Ivan R. Cairns
Executive Vice President and General Counsel
Waste Services, Inc.
905-319-1237